Exhibit 10.15

STAKTEK AMENDED AND RESTATED 2005 BONUS INCENTIVE PLAN

Scope

Staktek established the Bonus Incentive Plan for 2005 (the “Bonus Plan”), a quarterly profit-sharing program, to reward employees for their contributions to the Company. Profit sharing is based on two factors: (1) Company profitability and (2) attaining established goals.

Eligibility

All employees employed at the Company’s Austin facility scheduled to work more than 30 hours per week are eligible to participate in the Bonus Plan. Certain employees employed at the Company’s Reynosa, Mexico facility designated by the Chief Executive Officer are eligible to participate in the Bonus Plan. Profit sharing is calculated for all eligible employees as of the last day of the quarter. No payment will be made to employees who have been terminated for cause or who have submitted their resignation prior to the payment date of any bonus payment. Temporary workers are not eligible to participate.

Funding

The Company will create a bonus pool when quarterly earnings before interest, taxes, depreciation and amortization (“EBITDA”) is positive. The amount allocated to the bonus pool will be limited to 5% of EBITDA as calculated for the quarter, and will exclude the expense recorded for the Bonus Program. For the third and fourth quarters of 2005 only, an additional amount will be added to the bonus pool. This additional amount will be 35% of “adjusted operating income.” Adjusted operating income is defined as pro forma operating income (as reported by the Company), excluding the expense recorded for the Bonus Plan.

Payments

Bonuses will be paid within 40 days of the end of the quarter in which they are earned. For eligible employees employed for the full quarter for which payment will be made, payments will be based on each employee’s annualized base salary, divided by four. The base salary will be calculated based on the base salary in effect on the last day of the applicable quarter.

For employees hired during a quarter, payment will be prorated based on the period of time they are employed during the applicable quarter.

For employees who take an approved leave of absence during a quarter (medical, disability, or other personal leave, except for leaving qualifying under the Family Medical Leave Act) in excess of 15 working days per quarter (whether cumulative or intermittent, and whether full days or partial days, exceeding 120 hours in the aggregate), payment will be prorated based on the actual period of time they work during the applicable quarter.

Method of Calculation:

Bonus payments will be calculated as a percentage of an employee’s base salary according to formulas based upon the employee’s category and performance in achieving objective performance goals, as set forth below:

Category	Base Bonus	Goals	Weighting
	Multiplier		Factor
CEO	1.20	EBITDA	100%
CTO (former CEO)	1.20	EBITDA	100%
CFO	0.70	Org. Specific & EBITDA	100%
General Counsel	0.65	Org. Specific & EBITDA	100%
VP, Sales (1)	0.65	Org. Specific & EBITDA	50% / 50%
GM, Enterprise Business	0.65	Org. Specific & EBITDA	50% / 50%
VP, Operations	0.65	Org. Specific & EBITDA	50% / 50%
VP, Sales (2)	0.60	Org. Specific & EBITDA	50% / 50%
Distinguished Member (CTO Office)	0.60	Org. Specific & EBITDA	50% / 50%
Senior Director	0.45	Org. Specific & EBITDA	50% / 50%
Director	0.35	Org. Specific & EBITDA	80% / 20%
Senior Member (CTO Office)	0.35	Org. Specific & EBITDA	80% / 20%
Other Employees	0.18	Org. Specific & EBITDA	100%

Goal achievement can vary from 0% to 100%. EBITDA achievement is calculated as actual EBITDA performance for the quarter divided by the EBITDA target for that quarter as established by the Board of Directors.

Deductions from Payments:

Mandatory deductions, such as child support and garnishments, will be deducted from bonus payments. Federal tax will be withheld at the IRS statutory rate then in effect, which may be different than the rate on regular earnings.

Goals

In most cases, employees will have multiple goals. In this case, the base bonus multiplier will be multiplied by the sum of the weighted scores for each goal in this category.

Goals are not valid until reviewed and approved by the departmental Vice President and the Chief Executive Officer. The goal scoring methodology is a required part of the goal setting process and must be documented and approved in order for a goal to be valid. Once established, the goal scoring method cannot be changed without written authorization of the Chief Executive Officer.

Other

If the bonus pool is insufficiently funded to pay all of the eligible bonuses, payments will be made on a pro-rata basis. There will be no carry-forward from quarter to quarter, and any funds not earned and/or paid in a quarter will be returned to the Company. EBITDA goals will be determined in accordance with the annual financial plan review undertaken by the Board of Directors and management.

All decisions regarding the Bonus Plan will be made by the Chief Executive Officer and will be final and binding on all participants. Neither the Bonus Plan nor any individual bonus payment will confer upon any employee any right with respect to his/her continuing employment relationship with the Company, nor shall it interfere in any way with any employee’s right or the Company’s right to terminate employment at any time, with or without cause.

(1)	Direct report to the President

(2)	Direct report to the VP of Sales

The Board of Directors may amend, suspend or terminate the Bonus Plan at any time, provided that no amendment or termination may materially and adversely impair an employee’s rights with respect to the Bonus Plan then in effect for the quarter in which changes are made.

No employee shall have any right to assign or otherwise transfer his or her rights, if any, under the Bonus Plan. Any purported assignment or transfer by an employee of his or her rights under the Bonus Plan shall be null and void and of no force or effect.